Morgan Stanley Institutional Fund Trust -Balanced Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3


Securities Purchased:	FHLMC 2011 Class X-1 0.843% due 1/25/2021
Purchase/Trade Date:	5/17/2011
Offering Price of Shares: $4.497
Total Amount of Offering: $1,097,181,000
Amount Purchased by Fund: $700,000
Percentage of Offering Purchased by Fund: 0.064
Percentage of Fund's Total Assets: 0.17
Brokers: BofA Merrill Lynch, Barclays Capital, Citi, Goldman,
Sachs & Co., Morgan Stanley, Wells Fargo Securities
Purchased from: Banc of America

Securities Purchased:	Teck Resources Ltd. 4.750% due 1/15/2022
Purchase/Trade Date:	6/29/2011
Offering Price of Shares: $99.843
Total Amount of Offering: $700,000,000
Amount Purchased by Fund: $75,000
Percentage of Offering Purchased by Fund:  0.011
Percentage of Fund's Total Assets: 0.41
Brokers: Citi, BofA Merrill Lynch, JP Morgan, Goldman, Sachs & Co., RBC Capital Markets, CIBC, Morgan Stanley, RBS, UBS Investment Bank, Barclays Capital, BNP Paribas, Deutsche Bank Securities, HSBC, Mizuho Securities, Scotia CapitalPurchased from: JP Morgan